Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS THIRD QUARTER RESULTS

CRANFORD, NJ, November 9, 2012 – Metalico, Inc. (NYSE MKT: MEA) today reported a third quarter net loss of $10.7 million, equivalent to $0.22 per diluted share, due principally to a $12.1 million non-cash impairment charge to intangible assets.

Excluding the impairment charge and other unusual items, the Company posted an adjusted loss of $1.3 million, or $0.03 per share. Net income for the prior year quarter was $5.1 million, or earnings per share of $0.11. See Table I below for a reconciliation.

The Company posted sales of $133 million for the quarter ended September 30, as compared to $169 million in the 2011 period. Weak metal selling prices and sluggish volume contributed to the reduction in revenue.

The operating loss in the third quarter resulted primarily from a pre-tax $12.1 million non-cash impairment of intangible assets in the Company’s Platinum Group Metals (“PGM”) reporting units.

Quarterly Results Year-over-Year

Year-over-year comparison to the third quarter of 2011 shows lower shipments except for non-ferrous scrap, with ferrous scrap volumes down 1%. Lower PGM volumes accounted for a majority of the drop in revenue.

•	Sales decreased 21% to $133 million from $169 million.

•	The Company had adjusted operating income of $188,000, versus income of $6.5 million.

•	A net loss of $10.7 million was reported, of which $8.4 million was the non-cash impairment, and $955,000 related to the book-to-physical inventory adjustment, compared to reported net income of $5.1 million in the prior year quarter.

•	Reported loss per share was $0.22, compared to earnings of $0.11.

•	EBITDA (defined below) fell to $3.5 million from $9.8 million sequentially, and from $10.8 million year-over-year.

•	Shipments of non-ferrous metals increased 31% to 42.9 million pounds. Ferrous shipments were relatively unchanged at 134,300 gross tons.

•	PGM volumes contracted to 9,000 troy ounces from 29,200 troy ounces.

•	Minor Metal shipments declined 20%, or 99,000 pounds, to 395,000 pounds.

•	Lead product shipments decreased 11% to 11.3 million pounds.

The Company’s Scrap Metal Recycling segment reported a $2.1 million operating loss in the third quarter compared to $4.2 million profit last year. A $1.5 million book-to-physical adjustment of ferrous inventory, due to shrinkage, was the chief contributor to the segment’s loss, combined with tighter metal margins.

The Lead Fabricating segment reported improved operating income of $1.4 million compared to $0.9 million in the prior-year period. Better product mix, higher selling prices and continued focus on productivity supported results as compared to 2011.

The $12.1 million impairment charge, combined with lower volumes, pushed the PGM and Minor Metals segment to an operating loss of $12.9 million versus operating income of $1.6 million in the prior year quarter.

Result Drivers in the Period

Metalico’s ferrous and non-ferrous recycling business suffered from a commodity-based rapid decline in scrap selling prices during the quarter. Both ferrous and non-ferrous selling prices were down, with ferrous pricing dropping $48, or 11%, to $370 from $418 per gross ton in the sequential quarter.

PGM recycling volumes continue to be impacted by tight supply, volatile pricing and a decision to reduce buying activity with suppliers and in markets that were not contributing positive margins. As a result, quarterly PGM volume fell 13% to 9,000 troy ounces from 10,400 troy ounces in the sequential quarter. In addition, both the New Jersey and Texas facilities incurred costs associated with the continued ramp-up of the respective new full service scrap operations.

Lead product selling prices rose 2.6% but we had a 9% reduction in volume; however, pricing, product mix and improved productivity all contributed to an increase in operating profit over both prior year and the sequential quarter.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Undeniably, we had a difficult quarter. Our operations were adversely impacted by tight supply which resulted in persistently high metal buying prices coupled with volatile and declining commodity selling prices. However, we are making considerable progress in reducing operating expenses and have maintained discipline in metal buying practices.

“Competitive pressures for securing scrap units at acceptable margins have not abated. Yet we remain confident in Metalico’s ability to successfully navigate the challenging macroeconomic and metals industry environment.”

Mr. Agüero added, “The scrap buying efforts at the Company’s new PGM recycling facility in New Jersey are exceeding expectations in volume for both ferrous and non-ferrous scrap. In addition, our cost reduction efforts initiated earlier in the year reduced the third quarter’s selling, general and administrative expenses to the Company’s lowest level in two years.”

Segment Reporting

Listed below is segment financial data, after allocation of corporate overhead, for the three and nine months ended September 30, 2012 and 2011:

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
(in thousands)	For the three months ended September 30, 2012
Revenues from external customers	$92,938	$22,106	$17,728	$—	$132,772
Operating income (loss)	(2,072)	(12,912)	1,417	109	(13,458)

	For the three months ended September 30, 2011
Revenues from external customers	$97,294	$50,729	$20,705	$—	$168,728
Operating income (loss)	4,223	1,596	854	(159)	6,514

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
	As of and for the nine months ended September 30, 2012
Revenues from external customers	$305,440	$87,034	$52,596	$—	$445,070
Operating income (loss)	3,305	(12,891)	3,012	602	(5,972)

	As of and for the nine months ended September 30, 2011
Revenues from external customers	$313,251	$157,360	$58,576	$—	$529,187
Operating income (loss)	25,466	8,113	2,459	(1,139)	34,899

Balance Sheet Highlights

The Company had cash on hand of $4.5 million at quarter-end. Working capital of $117.5 million at September 30, 2012 was unchanged from June 30 and improved from $115.2 million at December 31, 2011. Outstanding debt fell $4 million to $132 million from $136 million at June 30, 2012. Shareholders’ equity decreased $4 million to $188 million from $192 million at the beginning of the year, principally driven by the non-cash charges discussed above.

Metalico has $49 million of availability under its revolving credit facility as of November 8, more than ample to meet our ongoing liquidity requirements.

Business Outlook

Ferrous: Although expected to remain stable through year end, ferrous scrap metal prices have experienced unprecedented price volatility of late. This instability renders it ever more difficult to provide even short term price and demand outlook, although the Company is on track to exceed half a million gross tons shipped in 2012.

The fourth quarter is typically the slowest quarter for ferrous product demand. Metalico expects this trend to remain intact, although pricing and indicators for November and December are favorable.

Non-Ferrous (Including Aluminum Deox): The Company anticipates that non-ferrous unit shipments will follow the lower seasonal trends associated with typical fourth quarter activity, but expects record annual non-ferrous shipments of 160 million pounds, which will significantly surpass that of 2011.

Three non-ferrous metals, aluminum, copper and nickel, are expected to trade at the low end of this year’s price band due to sluggish domestic and foreign industrial demand but may experience a seasonal rebound beginning next year as supplies are impacted by winter weather. If monetary easing continues or inflationary pressures accelerate, base metal prices could experience strength.

PGMs: Third-quarter PGM pricing was volatile and recent downward pressure is expected to continue through year end. That restricts units available in the market. Competition for units in the northeast is easing, while buying prices and competition remain high in the south.

Minor Metals: During the quarter Minor Metals principally molybdenum, experienced pricing weakness although many in the industry feel a price floor has been established. Aerospace demand was weaker early in the third quarter but has rebounded of late.

Lead Fabricating: Higher selling prices and product mix, and continued focus on productivity continue to support improved results as compared to 2011. The Company is encouraged by new business quoting activity for both near and longer term business prospects.

Earlier in the quarter Metalico announced plans to explore strategic alternatives for its Lead Fabricating segment, including a possible sale. The Company retained D.A. Davidson & Co. to assist it in its evaluation and has begun to contact potential buyers. However, the Company cautioned that it has not yet made a final decision on the future of the Lead segment.

About Metalico

Metalico, Inc. is a holding company with operations in three principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates 27 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Business Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2012, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

   Table I - Reconciliation of adjusted net income to net income as reported
   ($ in thousands, except per share data)

                                                Quarter Ended                    Diluted Earnings

                                                Sept 30, 2012                       Per Share
                                   ---------------------------------------   ------------------------

Net (loss) income as reported                    $(10,684)                    $(0.22)

Impairment charges, net of tax                      8,397                       0.17

Inventory adjustment, net of tax                      955                       0.02

Net income as adjusted                            $(1,332)                    $(0.03)
                                      ===================    =======================

Table II – Unit Shipment Comparisons
	Q3	Q2	Sequential	Q3	Year-over-year
	2012	2012	Change	2011	Change
Ferrous (gross tons)	134,300	139,800	-4%	135,800	-1%
Non-Ferrous (pounds)	42,910,000	42,988,000	-	32,764,000	31%
PGM (troy ounces)	9,000	10,400	-13%	29,200	-69%
Lead (pounds)	11,254,000	12,332,000	-9%	12,661,000	-11%
Minor Metals (pounds)	395,000	600,000	-34%	494,000	-20%

Table III – Unit Price Comparisons
					Year-
	Q3	Q2	Sequential	Q3	over-year
	2012	2012	Change	2011	Change
Ferrous (gross ton)	$370	$418	-11%	$445	-17%
Non-Ferrous (pound)	$.98	$1.01	-3%	$1.07	-8%
PGM (troy ounce)	$924	$1,012	-9%	$1,216	-24%
Lead (pound)	$1.58	$1.54	3%	$1.64	-4%
Minor Metals (pound)	$27.73	$22.76	22%	$25.59	8%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September30,	September 30,
	2012	2011	2012	2011
Revenue	$132,772	$168,728	$445,070	$529,187

Costs and expenses Operating expenses	123,163	151,162	404,329	461,302
Selling, general, and administrative expenses	6,538	7,222	21,992	22,190
Impairment charges	12,130	—	12,130	—
Depreciation and amortization	4,399	3,830	12,591	10,796

	146,230	162,214	451,042	494,288

Operating (loss) income	(13,458)	6,514	(5,972)	34,899

Financial and other income (expense)
Interest expense	(2,203)	(2,245)	(6,842)	(7,110)
Gain on settlement .......................................	—	—	4,558	—
Gain on debt extinguishment..............................	—	243	63	243
Equity in gain (loss) of unconsolidated investee	69	(92)	(3)	(130)
Financial instruments fair value adjustments	(3)	2,480	179	3,044
Other	(19)	99	16	127

	(2,156)	485	(2,029)	(3,826)

(Loss) income before income taxes	(15,614)	6,999	(8,001)	31,073
(Benefit) provision for federal and state income taxes	(4,930)	1,915	(2,468)	10,581

Net (loss) income	$(10,684)	$5,084	$(5,533)	$20,492

Diluted (loss) earnings per common share	$(0.22)	$0.11	$(0.12)	$0.43

Diluted Weighted Average Common Shares Outstanding:	47,563,939	47,453,916	47,539,170	47,422,727

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2012	2011
Assets:

Current Assets	$162,386	$154,089
Property & Equipment, net	99,931	91,361
Intangible and Other Assets	106,377	119,443

Total Assets	$368,694	$364,893

Liabilities & Stockholders’ Equity:

Current Liabilities	$44,920	$38,850
Debt & Other Long-Term Liabilities	136,180	134,141

Total Liabilities	181,100	172,991
Stockholders’ Equity	187,594	191,902

Total Liabilities & Stockholders’ Equity	$368,694	$364,893

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, impairment charges, non-cash gain on settlement, income taxes, other expense (income), equity in (gain) loss of unconsolidated investee, depreciation and amortization, gain on debt extinguishment and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months
	September 30,	September 30,	September 30,	Ended
			2012	September 30,
	2012	2011		2011
	(UNAUDITED)
	($ thousands)
EBITDA	$3,457	$10,772	$23,514	$47,422
Less:
Interest expense	2,203	2,245	6,842	7,110
Equity in (gain) loss of unconsolidated investee	(69)	92	3	130
Impairment charges	12,130	-	12,130	-
Gain on debt extinguishment	-	(243)	(63)	(243)
Gain on settlement - non-cash portion	-	-	(1,017)	-
Stock-based compensation	386	428	1,224	1,727
(Benefit) Provision for federal and state income taxes	(4,930)	1,915	(2,468)	10,581
Depreciation and amortization	4,399	3,830	12,591	10,796
Financial instruments fair value adjustments	3	(2,480)	(179)	(3,044)
Other	19	(99)	(16)	(127)

Net (loss) income	$(10,684)	$5,084	$(5,533)	$20,492